Exhibit 99.1

ENTERCOM ANNOUNCES SUSAN LARKIN TO SUCCEED WEEZIE KRAMER AS CHIEF OPERATING OFFICER

Kramer Joins Entercom Board of Directors

PHILADELPHIA, PA – March 4, 2020 – Entercom Communications Corp. (NYSE:ETM), a leading media and entertainment company and the #1 creator of live, original, local audio content, today announced that Chief Operating Officer, Weezie Kramer, will be retiring later this year after nearly 20 years with the Company and over 40 years in broadcast radio. The Company also announced that Kramer has been added to its Board of Directors. Entercom has named Susan Larkin, currently Market Manager for Entercom New York and Regional President overseeing other markets, as the Company’s new Chief Operating Officer, effective May 5.

Kramer will continue as Chief Operating Officer until the transition and will then serve for the remainder of the year as a Senior Executive Advisor to David Field, Chairman, President and Chief Executive Officer, helping to spearhead a few key strategic corporate initiatives outside of the Company’s daily operations. Kramer will also work to ensure a successful transition and expand her commitments as a mentor to women in the Company, fostering their development into senior leadership roles. Larkin will assume the Chief Operating Officer position in May and will be based in Philadelphia. A search for a new Market Manager in New York City has already begun.

“Weezie has been an extraordinary, inspiring leader and a fiercely determined, tireless competitor and strategist who has built an outstanding record of success over the many years in which she has led us forward as our Chief Operating Officer,” said Field. “She set an uncompromising standard of excellence for all, both professionally and personally, driving us to be our very best while maintaining the highest ethical standards. She earned the sincere admiration, respect and affection of the entire Entercom team, and much of the industry, for her spirited leadership and decency and for being a full-throated, unapologetic champion for radio. She has been an extraordinarily successful COO and we are all immensely grateful to her. While she will be deeply missed as COO, I am thrilled that she will be joining the Entercom board where we will continue to benefit from her wisdom and guidance for years to come.”

“We are extremely fortunate to have an outstanding, seasoned executive of Susan’s caliber on our team ready to lead us forward as our new COO,” said Field. “Susan has been an unequivocal success at every challenge she has taken on throughout her career as she has risen through the management ranks at ABC-Disney, Cox and Entercom. She is a natural, energizing and candid leader with a powerful, competitive fervor and an excellent strategic sensibility. Susan is the perfect champion for the next stage of our journey as we continue to build the future of audio and transform Entercom into one of the country’s strongest media and entertainment organizations.”

“I look forward to serving on the board and ensuring that we have a seamless leadership transition while still working on projects that matter to the company and our team,” said Kramer. “I know that I am leaving the business in great hands with Susan. I am excited to see the next era of innovation, growth and success as we work towards our mission to build the future of audio.”

“This is an exciting time for Entercom, and for all audio media,” said Larkin. “I am thrilled to be part of Entercom’s forward-thinking strategy as we continue to set ourselves apart as the best operator and creator of audio content in the U.S. and realize the value of our engaged impressions with advertisers. Weezie has been an incredible mentor and the best leader I could ask for. I am honored to work with such a strong team and excited about the next phase of Entercom’s continued growth, expansion and strategic vision.”

Kramer has been an instrumental part of Entercom’s growth since joining the Company in 2000 and assuming the role of Chief Operating Officer in 2014. Upon the Company’s transformational merger with CBS Radio in 2017, Kramer deferred her planned retirement to lead Entercom’s operations through the integration and critical transformation initiatives to elevate and enhance the Company’s competitive position. Her many contributions to Entercom include attracting outstanding leadership to the Company, stewarding impactful organizational and operational change, and serving as an inspirational force to elevate the Company, its people and its brands. Throughout her career, Kramer has been recognized as a powerful, motivational leader and an outstanding contributor to the broadcasting industry. She was the first woman to serve as chairperson of the Radio Advertising Bureau and also the first woman to receive the Radio Wayne – Sales Manager of the Year Award, a prestigious honor recognizing the professionalism, creativity and dedication of radio industry leaders. Over the years, Kramer was honored with the Mentoring & Inspiring Women in Radio (MIW) Group’s Trailblazer Award and the Rockwell Award from The Conclave Learning Conference. In 2019, she received the Gracies Leadership Award presented by the Alliance for Women in Media, an honor recognizing the accomplishments of women who pave the way as change-agents and ceiling-breakers across the industry. Most recently in 2020, she received the Leadership Award from the Broadcasters Foundation of America in recognition of her many contributions to the broadcast industry and the community at-large.

Larkin is a seasoned radio executive with over 25 years of experience and joined Entercom in 2017 as Regional President overseeing San Francisco and Sacramento. She was later tapped as Market Manager for New York in 2018, overseeing award-winning brands including WFAN (WFAN-AM/FM), 1010 WINS (WINS-AM), WCBS 880 (WCBS-AM), NEW 102.7 FM (WNEW-FM), WCBS-FM 101.1 (WCBS-FM), ALT 92.3 (WNYL-FM) and New York’s Country 94.7 (WNSH-FM). Prior to joining Entercom in 2017, she served as Regional Vice President at Cox Media Group. Previous roles have included Vice President and General Manager at Cox Media Group in Orlando and General Sales Manager for ABC-Disney Radio in Minneapolis. Larkin currently serves as Chairman of the Board of the Radio Advertising Bureau (RAB) and is a Board Director for New York Market Radio (NYMRAD). She has previously served as Radio Vice Chair for the Florida Association of Broadcasters and Board Director for the Ronald McDonald House Charities, and served as President of American Women in Radio & Television (AWRT) in the Tampa, Columbus and Minneapolis chapters. Larkin is widely recognized as a strong, dynamic leader and has been named one of Radio Ink’s “Most Influential Women in Radio” and a “Top Manager” many times throughout her career.

CONTACT:

Esther-Mireya Tejeda

Entercom

212-649-9686

Esther-Mireya.Tejeda@entercom.com

@EntercomPR

About Entercom Communications Corp.

Entercom Communications Corp. (NYSE: ETM) is a leading audio and entertainment company engaging over 170 million consumers each month through its iconic broadcast brands, expansive digital platform, premium podcast network and live events and experiences. With presence in every major U.S. market, and accessible on every device, Entercom delivers the industry’s most compelling live and on-demand content and experiences from voices and influencers its communities trust and love. The company’s robust portfolio of assets and integrated solutions offer advertisers today’s most engaged audiences through targeted reach, brand amplification and local activation—all at national scale. Entercom is the unrivaled leader in local radio sports and news and the #1 creator of live, original local audio content in the U.S. Learn more at www.entercom.com, Facebook and Twitter (@Entercom).

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